Exhibit 99.1

Mobiquity Networks adds SoMedia to Client Roster

NEW YORK, July 16, 2018 (GLOBE NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading mobile location data intelligence company today announced a platform partnership with SoMedia, a leading international media technology solutions company focusing on Latin America, whose clients include Fortune 500 companies. The partnership gives SoMedia access to Mobiquity Networks’ platform to run media campaigns for their clients and gives Mobiquity a strong initial foothold in Latin America and an immediate new revenue stream.

The Mobiquity platform provided to SoMedia is a full end-to-end media solution, which includes its own AdServer, DSP, DMP and Ad-quality control solution. Mobiquity’s platform is also integrated into hundreds of supply and demand side partners and offers extremely precise location-based audiences and targeting, machine learning for optimization and post campaign attribution.

“SoMedia is a cutting-edge media company with an outstanding staff and impressive client roster. We believe this relationship will be extremely beneficial to all parties and we look forward to working with SoMedia in both the USA and Latin America to bring a cost-effective media solution to their clients” stated Mobiquity Technologies CEO, Dean Julia. He continued, “As we recently announced in our Shareholder update, we are highly focused on getting to cash flow positive by year end. I believe this new revenue stream will get us one step closer to achieving that goal.”

Andrea Tonicelo founder of SoMedia, said “We always put our client’s needs first and our goal is to provide outstanding campaign results, with full transparency and increased ROI for our client, and I believe working with Mobiquity Networks and their very impressive state-of-the-art platform allows us to do that”.

About Mobiquity Networks (www.mobiquitynetworks.com)

Mobiquity Networks, a wholly owned subsidiary of Mobiquity Technologies, Inc. (MOBQ), is a next generation mobile location data intelligence company. The company provides precise, unique, at-scale location data and insights on consumer’s real-world behavior and trends for use in marketing and research. With our combined exclusive data set and first party location data via our advanced SDK; Mobiquity Networks provides one of the most accurate and scaled solution for mobile data collection and analysis.

About SoMedia (www.sogroup.media)

SoMedia is a technological media solutions company. Every day billions of consumer interactions happen around the world, with diverse interests and behaviors. We exist to connect this audience to your brand at the right time with the right message. Reach customers who are genuinely interested in what your company offers. We target scale data, using as a basis content with which they actively interact, engaging and increasing their conversion potential. Not only with technology but with constant strategic intelligence

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Media Contact:

Mobiquity Technologies, Inc.

Jed Weisberg

917-720-6504

jed@mobiquitynetworks.com